Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of MicroStrategy Incorporated of our reports dated February 13, 2020, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, the related notes, and the financial statement schedule, Schedule II, Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of MicroStrategy Incorporated.

Our report dated February 13, 2020, on the consolidated financial statements, refers to the Company’s change in its method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and its subsequent amendments (“ASU 2016-02”).

/s/ KPMG LLP

McLean, Virginia

February 1, 2021